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                                                                 Exhibit 10.18

      EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 16 day of September, 1999 by and between ColorSmart.com Inc. ("Company") and Erich Fischer.

WHEREAS, the Company desires to employ Erich Fischer as the "Vice President of Marketing" of the Company;

WHEREAS, Erich Fischer has agreed to provide such services in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      Employment. Company shall employ Erich Fischer as Vice President during the term of this Agreement and Erich Fischer hereby accepts such employment. Erich Fischer shall be responsible for US marketing operations on a daily basis, and shall have such other duties regarding the Company as shall be determined from time to time by the Board of Directors of the Company ("Board")..

      Term of Employment. The term of employment of Erich Fischer shall be for a term of 2 years from the date of this Agreement ("Initial Term") and shall automatically extend for additional terms of 2 year(s)("Renewal Term") unless this Agreement is terminated as of the last day of the Initial Term or as of the last day of any Renewal Term upon not less than ninety (90) days prior written notice by either party to the other, subject to earlier termination as provided in paragraphs 4, 5, and 6 hereof.

Compensation. Base Salary. Erich Fischer shall be paid a base salary of $48,000.00 at the annual rate of %10% in the 1st year of this Agreement; increases for the second and third year are contingent upon review by the compensation committee, which will be established by the Board of Directors, commencing on the date that the Company completes full funding of the 23-27 million dollar offering of its common stock, which offering is being made pursuant to the Company's Registration Statement on Form SB-2 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on or about November 1999 (the "Offering"). As deferred payment Erich Fischer shall receive 15,000 shares of common stock after the offering.

      Cash Bonus. Erich Fischer shall be paid a cash bonus, if any, within the sole discretion of the Board of Directors of the Company. Such bonus shall be paid within a reasonable period of time after the Board of Directors in its discretion awards such cash bonus.

(c) Stock Bonus. Erich Fischer shall receive a stock bonus, if any, within the sole discretion of the Board of Directors of the Company. Such stock bonus shall be implemented within a reasonable period of time after the Board of Directors in its discretion awards such stock bonus.

(d) Vacation. Erich Fischer shall be entitled to paid vacation and paid Federal and state holidays in accordance with the vacation policy of the Company then in effect, but no less than one (1) weeks of vacation the first year.
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Every year thereafter the employee will receive two (2) weeks of vacation every year up to five years.

(e) Other Benefits. Erich Fischer shall be entitled to participate in all benefit programs made generally available to other management employees of the Company, on the same terms and conditions as they are offered to others, including but not limited to medical, dental, and term life insurance benefits. Erich Fischer shall also be provided, at Company expense, with a vehicle for business use, including all transportation and insurance costs associated therewith.

(f) Severance Payment. In the event of the termination of Erich Fischer employment hereunder prior to the end of the Initial Term, or any Renewal Term, by the Company without cause (except termination upon death or total and permanent disability) including any deemed termination by the Company as set forth in paragraph 4(b) hereof, the Company shall pay one lump-sum severance benefits equal to ninety (90) days of base compensation ("Severance Payment"), which Severance Payment shall be made to Erich Fischer within fifteen (15) days of the notice of termination of employment.

(g) Stock Option Grants/Employee Stock Ownership Plan. Erich Fischer shall be entitled to participate and receive stock option grants from the Company's Employee Stock Option Plan ("ESOP") during his employment with the Company, at the discretion of the Board of Directors or committee of the Board responsible to administer the ESOP, in amounts which are proportional to and at the same time as option grants are made to other members of the Company's senior management and according to terms and conditions which are comparable to such ESOP option grants received by other members of the Company's senior management.

      Termination of Employment.

Termination For Cause. The Company may terminate the employment of Erich Fischer at any time for cause (as hereinafter defined) upon written notice. The term "for cause" shall mean: the continued failure by Erich Fischer to substantially perform his primary duties as Erich Fischer of the Company in a reasonable professional manner other than due to temporary or total disability or death, after a written demand for such substantial performance is delivered to Erich Fischer by the Board of Directors of the Company; the unauthorized dissemination of significant trade secrets or other proprietary property of the Company; the commission of a felony or commission of a crime involving dishonesty or moral turpitude; the commission of any act or acts of dishonesty which acts are intended to result or do result directly or indirectly in gain or personal enrichment of Erich Fischer or a related person or affiliated company or when such acts are intended to cause harm or damages to the Company;
      the continued use of alcohol so as to have an adverse effect on the performance of his duties;
      the misappropriation or embezzlement of Company assets;
      the knowingly furnishing of material false reports or information to the directors or officers of the Company; or the making of serious disparaging remarks regarding the Company publicly or to suppliers and/or customers or potential customers of the Company.

      Default. Either party may terminate this Agreement upon the breach of any material provision of this Agreement by the other party upon thirty (30) days prior written notice; provided, however, that such termination notice shall not
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be effective if the defaulting party corrects such default prior to the date of termination. Termination by Erich Fischer of his employment hereunder by reason of the default of the Company shall be deemed for all purposes of this Agreement a termination by the Company without cause.

      Disability. The Company may terminate the employment of Erich Fischer under this Agreement by written notice upon the total and permanent disability of Erich Fischer. Total and permanent disability shall mean the inability of Erich Fischer to substantially perform the essential functions of his position, with or without reasonable accommodations, due to sickness or other physical or mental disability, for thirty (30) days in any thirty (30) day period or a period of time which exceeds the time for medical leave provided by law, whichever period is longer. The Company shall give Erich Fischer written notice of any termination hereunder.

      Death. The employment of Erich Fischer under this Agreement automatically terminates upon the death of Erich Fischer.

      Expense Reimbursement. Erich Fischer shall be reimbursed, upon a proper accounting, for all expenses reasonably incurred in connection with this employment hereunder, including all reasonable travel and entertainment expenses pursuant to Company policy.

      Confidential Information. During the Initial Term or any Renewal Term of this Agreement, Erich Fischer shall not use or disclose to others, without the prior written consent of the Company, any customer lists, trade secrets, secret know-how, or other confidential information relative to the business of the Company obtained by Erich Fischer in the course of rendering services pursuant to this Agreement. The obligation of Erich Fischer with respect to any item of such information shall terminate if that item of information becomes disclosed in published literature or otherwise becomes publicly available, provided that such public disclosure did not result, directly or indirectly, from any act or omission of Erich Fischer. Upon the leaving the employ of the Company for any reason, Erich Fischer shall continue to be bound by this Paragraph 8 for a period of one (1) years, and shall not take with him any customer lists, confidential data, or other documents and instruments which are the property of the Company. All such data, documents and instruments and all copies thereof shall be surrendered by Erich Fischer to the Company on or prior to the termination of his employment.

      Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand or upon delivery to the address set forth below, if delivered by any other means, addressed to the party and delivered to the address set forth below or to such other address as such party gives written notice in substitution therefor:

      Limitations.

      Non-Compete. Erich Fischer agrees that during the term of his employment
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with the Company hereunder and for a period of one (1) years thereafter he shall refrain, directly and indirectly, jointly and severally, from managing, operating, financing, participating in the ownership, management or operation of or be employed by, consult with, advise or be otherwise engaged in any manner with, any business engaged in the providing of services or products competitive to those provided by the Company in any geographic area in which the Company operates as of the date that Erich Fischer leaves the Company's employment. Ownership of less than 5% of companies whose securities are publicly traded is not prohibited by this Agreement.

      Non-solicitation of Customers. Erich Fischer agrees that during the term of his employment with the Company hereunder and for a period of one (1) years thereafter he shall not, on his own behalf, or on behalf of another, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of the Company with a view to the providing of services or products which are competitive with those that are marketed or provided by the Company as of the date that Erich Fischer leaves the Company's employment, provided that these restrictions shall apply only to customers or prospects of the Company which have been customers or prospects with whom Erich Fischer has had contacts on behalf of the Company.

      Non-solicitation of Employees. Erich Fischer agrees that during the term of his employment hereunder and for a period of one (1) years thereafter, Erich Fischer will not directly or indirectly solicit or in any other manner encourage employees of the Company to leave its employ for an engagement in any capacity with any other company or entity.

            Limitations. Notwithstanding the foregoing, the covenants of ColorSmart.com Inc. pursuant to this paragraph 10 shall terminate upon the termination of Erich Fischer employment by the Company without cause or by reason of the Company's breach of its obligations hereunder.

      Dispute Resolution. Any dispute regarding the interpretation, breach, damages or otherwise related to the interpretation or construction of this Agreement shall be resolved by binding arbitration before one or more arbitrators appointed by the American Arbitration Association ("AAA") in the city of Nashville, Tennessee, pursuant to the AAA's Commercial Arbitration Rules. Either party may institute the action by notice to the AAA and to the other party. Prior to the filing of any complaint with the AAA, the parties shall meet and attempt to resolve the dispute. The cost of such arbitration shall be borne equally by the parties. Any decision or award by said arbitrator(s) shall be binding on the parties. Notwithstanding the foregoing, any party hereto may apply to any court for a temporary or permanent injunction or restraining order to specifically enforce any provision hereof.

      Binding Effect. This Agreement shall inure to the benefit of and be binding upon Erich Fischer and his estate and personal representatives and upon the Company and its successors and assigns. This Agreement may not be assigned, pledged or otherwise hypothecated by Erich Fischer.

      Successors and Assigns. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or outstanding securities of the Company, by written agreement in form and substance reasonably satisfactory to counsel to Erich Fischer to perform the obligations of the Company pursuant to this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the event the
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Company has a parent, the parent shall guaranty the obligations of the Company hereunder. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company regardless of whether such successor or assign consents in writing thereto. The rights of Erich Fischer hereunder shall inure to the benefit of and be enforceable by Erich Fischer and his estate and legal representative.

      Severability. In the event of the invalidity, in whole or in part, of any term or provision of this Agreement, the parties agree that such invalidity shall not affect the validity of any other term or provision of this Agreement and that such provision shall be subject to partial enforcement to the extent permitted under applicable law.

      Entire Agreement. This Agreement constitutes the entire understandings of the parties with respect to the employment of Erich Fischer by the Company and supersedes all prior agreements and understandings, oral or written.

      Amendments. This Agreement may not be amended or modified except in a writing signed by both parties.

      Waiver. The failure by a party to insist upon strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing to be enforceable hereunder.

      Governing Law. This Agreement shall be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without giving effect to the rules governing conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLORSMART INC.

       By: /s/ Roger Finchum Sr.
       Chief Executive Officer  ------------------

                                                               /s/ Erich Fischer
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                                                                    9/20/99
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